Exhibit 5.1

September 20, 2021

Olaplex Holdings, Inc.

1187 Coast Village Rd., Suite 1-520

Santa Barbara, CA 93108

Re:    Olaplex Holdings, Inc. Initial Public Offering of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Olaplex Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333-259116) (as amended through the date hereof, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 77,050,000 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), of the Company. All 77,050,000 of the shares of Common Stock to be registered pursuant to the Registration Statement are being offered by certain selling stockholders (the “Shares”). The Shares are proposed to be sold pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into among the Company, the selling stockholders listed on Schedule III thereto and the representatives of the underwriters named therein.

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP